Exhibit 99.1

Cholestech Announces Fourth Quarter and Fiscal 2005 Results

HAYWARD, Calif. — May 3, 2005 — Cholestech Corporation (NASDAQ: CTEC) today announced:

•	Record revenue of $15.2 million for the fourth quarter ended March 25, 2005 representing a 27% increase over the fourth quarter of the prior year of $11.9 million.

•	Gross margin in the fourth quarter ended March 25, 2005 increased 10.3 percentage points over the fourth quarter of the prior year to 61.3% due to an increase in revenue, an increase in the average selling price (“ASP”) for products in the core LDX business and continued improvement in manufacturing efficiencies.

•	Fourth quarter ended March 25, 2005 operating income was $2.6 million compared to $360,000 in the fourth quarter of the prior year.

•	Fourth quarter ended March 25, 2005 net income per fully diluted share was $0.12, compared to net income per fully diluted share of $0.73 in the fourth quarter of the prior year. Excluding the impact of a net deferred tax benefit of $10.2 million, fourth quarter of the prior year net income per fully diluted share would have been $0.01.

Earnings Comparisons
($  per share, diluted)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	3/25/2005	3/26/2004	3/25/2005	3/26/2004
Reported net income	$0.12	$0.73	$0.29	$0.61
Non-recurring items	—	—	—	0.35
Income tax benefit	—	(0.72)	—	(0.72)
Net income excluding non-recurring items and tax benefit	$0.12	$0.01	$0.29	$0.24

For the fourth quarter ended March 25, 2005, Cholestech generated revenue of $15.2 million, representing a 27% increase over revenue of $11.9 million in the fourth quarter of the prior year which was impacted by the Company’s decision to eliminate quarter end discounts on large volume purchases by its distribution partners. Fourth quarter ended March 25, 2005 net income from continuing operations was $1.8 million, or $0.12 per fully diluted share. This compares to the fourth quarter of the prior year net income from continuing operations of $10.4 million, or $0.73 per fully diluted share, which includes the impact of a net deferred tax benefit of $10.2 million. Excluding the impact of the tax benefit, the fourth quarter of the prior year net income per fully diluted share would have been $0.01.

For the fiscal year ended March 25, 2005, revenue was $52.9 million, compared to revenue of $52.4 million for the prior fiscal year period. Net income from continuing operations for the fiscal year ended March 25, 2005 was $4.1 million or $0.29 per fully diluted share. This compares to net income from continuing operations of $8.7 million or $0.61 per fully diluted share for the fiscal year ended March 26, 2004 which includes the impact of $7.8 million of expenses related to the settlement of the Roche litigation, the impact of a $250,000 write-off of intangibles and an income tax benefit of $10.2 million. Excluding the impact of these items, prior fiscal year net income per fully diluted share would have been $0.24.

Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “This past quarter was a solid improvement over the fourth quarter of the prior year. With strong sales growth we improved gross margin to over 61% and even with a 50% increase in R&D, we reduced operating expenses to 44% of sales. Our results for the last nine months of fiscal 2005 met or exceeded our fiscal 2005 guidance in all areas.”

Investor Conference Call

The Company will conduct a conference call on its fiscal 2005 results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (877) 707-9631 or, from international locations, (785) 832-1508. A replay of the call will be aired from approximately 9 a.m. today until 9 p.m. PT on May 17th by dialing (800) 839-5632 or from international locations, (402) 220-2559. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.

About Cholestech

Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX ® and GDX ™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.

Cholestech LDX ® is a registered trademark and Cholestech GDX ™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.

Cholestech Contact:	Investor/Press Contact:
Jack Glenn	Jim Byers
Chief Financial Officer	Financial Dynamics
Cholestech Corporation	415-439-4504
510-781-5065	jbyers@fd-us.com
jglenn@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	3/25/2005	3/26/2004	3/25/2005	3/26/2004
Revenue	$15,214	$11,942	$52,877	$52,376
Cost of revenue	5,891	5,852	21,390	23,180

Gross profit	9,323	6,090	31,487	29,196

Operating expenses:
Sales & marketing	2,844	3,189	11,494	12,654
Research & development	1,197	799	4,252	3,159
General & administrative	2,685	1,742	9,864	8,153
Non-recurring expenses	—	—	—	8,036

Total operating expenses	6,726	5,730	25,610	32,002

Operating income (loss) from continuing operations	2,597	360	5,877	(2,806)
Net interest and other income	113	7	231	278
Income (loss) from continuing operations before income taxes	2,710	367	6,108	(2,528)

Provision (benefit) for income taxes	903	(10,072)	1,968	(11,201)
Net income from continuing operations	1,807	10,439	4,140	8,673

Net income from discontinued operations	2	5	8	34

Net income	$1,809	$10,444	$4,148	$8,707

Net income per share:
Basic	$0.13	$0.74	$0.29	$0.63
Diluted	$0.12	$0.73	$0.29	$0.61
Shares used to compute net income per share:
Basic	14,456	14,045	14,295	13,922
Diluted	14,810	14,214	14,472	14,235

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	3/25/2005	3/26/2004
Cash, cash equivalents, marketable securities and long-term investments	$33,468	$23,602
Total assets	$74,121	$63,230
Long-term debt	—	—
Shareholders’ equity	$66,592	$57,278